Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Boston Private Financial Holdings, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-116511); Form S-3 (No.’s 333-85232 and 333-123327); and Form S-4 (No. 333-125720) of Boston Private Financial Holdings, Inc. (the “Company”) of our report dated March 10, 2006, with respect to the consolidated balance sheets of Boston Private Financial Holdings, Inc., as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005 and to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of the Company.

Our report dated March 10, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that the Company acquired Gibraltar Financial Corporation (“Gibraltar”) and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, Gibraltar’s internal control over financial reporting.

/s/    KPMG LLP

Boston, Massachusetts

March 10, 2006